Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Tradeweb Markets Inc. of our report dated December 17, 2018, except for the impact of the amendment to the LLC agreement discussed in Note 2 to the consolidated financial statements, as to which the date is May 20, 2019, relating to the financial statements of Tradeweb Markets LLC, which appear in Tradeweb Market Inc.’s Current Report on Form 8-K dated June 17, 2019.

/s/ PricewaterhouseCoopers LLP
New York, New York

June 17, 2019